Exhibit 99.1

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

NOVEMBER 30, 2024 AND 2023

(Expressed in thousands of Canadian Dollars unless otherwise stated)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of GoldMining Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of GoldMining Inc. and its subsidiaries (the Company) as of November 30, 2024 and 2023, and the related consolidated statements of comprehensive loss, of changes in equity and of cash flows for the years then ended, including the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of November 30, 2024 and 2023, and its financial performance and its cash flows for the years then ended in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/PricewaterhouseCoopers LLP

Chartered Professional Accountants

Vancouver, Canada

February 27, 2025

We have served as the Company’s auditor since 2019.

PricewaterhouseCoopers LLP

PwC Place, 250 Howe Street, Suite 1400, Vancouver, British Columbia, Canada  V6C 3S7

T.: +1 604 806 7000, F.: +1 604 806 7806, Fax to mail: ca_vancouver_main_fax@pwc.com

PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.

GoldMining Inc. Consolidated Statements of Financial Position As at November 30, 2024 and 2023 (Expressed in thousands of Canadian dollars unless otherwise stated)

		As at November 30,	As at November 30,
	Notes	2024	2023
		($)	($)
Assets
Current assets
Cash and cash equivalents	4	11,880	21,589
Restricted cash	4	122	118
Other receivables		354	594
Prepaid expenses and deposits		893	1,379
Other assets		67	47
		13,316	23,727
Non-current assets
Reclamation deposits		494	494
Exploration and evaluation assets	5	56,547	56,815
Land, property and equipment	6	3,300	3,233
Investment in associate	7	7,230	6,297
Investment in joint venture		1,168	1,232
Long-term investments	8	38,906	45,080
		120,961	136,878

Liabilities
Current liabilities
Accounts payable and accrued liabilities		1,602	1,757
Due to joint venture		26	30
Due to related parties	15	274	239
Lease liabilities		88	66
Income taxes payable	14	1,992	7
Withholding taxes payable		253	245
		4,235	2,344
Non-current liabilities
Lease liabilities		299	329
Rehabilitation provisions	9	1,020	888
Deferred tax liability	14	246	904
		5,800	4,465

Equity
Issued capital	10	190,785	176,584
Reserves	10	14,050	13,493
Share issuance obligation		91	-
Retained earnings (deficit)		(4,436)	20,176
Accumulated other comprehensive loss		(86,731)	(81,010)
Total equity attributable to shareholders of the Company		113,759	129,243
Non-controlling interests	11	1,402	3,170
		115,161	132,413
		120,961	136,878

Commitments (Note 17)

Subsequent events (Note 18)

Approved and authorized for issue by the Board of Directors on February 27, 2025.

/s/ "David Kong"	/s/ "Pat Obara"
David Kong Director	Pat Obara Chief Financial Officer

The accompanying notes are an integral part of these Consolidated Financial Statements

GoldMining Inc. Consolidated Statements of Comprehensive Loss For the years ended November 30, 2024 and 2023 (Expressed in thousands of Canadian dollars unless otherwise stated)

		For the year
		ended November 30,
	Notes	2024	2023
		($)	($)
Expenses
Consulting fees		416	325
Depreciation	6	331	202
Directors' fees, employee salaries and benefits	15	2,397	2,171
Exploration expenses	5	10,462	8,710
General and administrative		8,315	7,477
Professional fees		2,015	3,833
Share-based compensation	10,11	2,298	3,287
Share of loss in associate	7	1,458	116
Share of loss on investment in joint venture		70	40
Impairment of exploration and evaluation assets	5	74	1,809
Recovery on the receipt of mineral property option payments	5	(2,260)	(2,696)
		25,576	25,274
Operating loss		(25,576)	(25,274)

Other items
Dividend income		-	856
Unrealized loss on long-term investments		-	(180)
Loss on modification of margin loan		-	(422)
Interest income		710	657
Other income (loss)		(41)	24
Financing costs		(49)	(1,266)
Net foreign exchange gain (loss)		(291)	56
Net loss for the year before taxes		(25,247)	(25,549)
Current income tax expense	14	(1,932)	-
Deferred income tax expense	14	(168)	(4,900)
Net loss for the year		(27,347)	(30,449)

Attributable to:
Shareholders of the Company		(25,289)	(28,761)
Non-controlling interests		(2,058)	(1,688)
Net loss for the year		(27,347)	(30,449)

Other comprehensive loss
Items that will not be subsequently reclassified to net income or loss:
Unrealized income (loss) on short-term investments		8	(14)
Unrealized loss on long-term investments	8	(6,336)	(30,843)
Deferred tax recovery on long-term investments	14	838	4,196
Items that may be reclassified subsequently to net income or loss:
Foreign currency translation adjustments		(176)	1,345
Total comprehensive loss for the year		(33,013)	(55,765)

Attributable to:
Shareholders of the Company		(31,010)	(54,069)
Non-controlling interests	11	(2,003)	(1,696)
Total comprehensive loss for the year		(33,013)	(55,765)

Net loss per share, basic and diluted		(0.13)	(0.17)

Weighted average number of shares outstanding, basic and diluted		187,833,126	171,903,909

The accompanying notes are an integral part of these Consolidated Financial Statements

GoldMining Inc. Consolidated Statements of Changes in Equity For the years ended November 30, 2024 and 2023 (Expressed in thousands of Canadian dollars unless otherwise stated)

							Accumulated	Attributable
						Retained	Other	to Shareholders	Non-
		Number of	Issued		Share Issuance	Earnings	Comprehensive	of the	Controlling
	Notes	Shares	Capital	Reserves	Obligation	(Deficit)	Loss	Company	Interests	Total
			($)	($)	($)	($)	($)	($)	($)	($)
Balance at November 30, 2022		163,669,818	150,879	11,930	-	27,984	(55,702)	135,091	-	135,091
Options exercised	10	2,371,493	2,993	(805)	-	-	-	2,188	-	2,188
Restricted share rights vested	10	266,596	416	(416)	-	-	-	-	-	-
US GoldMining
Net proceeds from Initial Public Offering		-	-	-	-	20,514	-	20,514	3,596	24,110
Restricted shares vested, warrants exercised, and open market shares purchases by GoldMining		-	-	-	-	25	-	25	1,181	1,206
At-the-Market offering:
Common shares issued for cash		16,950,153	22,769	-	-	-	-	22,769	-	22,769
Agents' fees and issuance costs		-	(569)	-	-	-	-	(569)	-	(569)
Share-based compensation	10	-	-	2,784	-	414	-	3,198	89	3,287
Deferred tax benefits of share issuance costs		-	96	-	-	-	-	96	-	96
Other comprehensive loss		-	-	-	-	-	(25,308)	(25,308)	(8)	(25,316)
Net loss for the year		-	-	-	-	(28,761)	-	(28,761)	(1,688)	(30,449)
Balance at November 30, 2023		183,258,060	176,584	13,493	-	20,176	(81,010)	129,243	3,170	132,413
Options exercised	10	271,189	1,001	(967)	-	-	-	34	-	34
Restricted share rights vested	10	338,288	414	(505)	91	-	-	-	-	-
US GoldMining
Restricted share rights vested		-	-	-	-	(43)	-	(43)	43	-
Warrants exercised		-	-	-	-	5	-	5	1	6
At-the-Market offering:
Common shares issued for cash	11	-	-	-	-	511	-	511	145	656
Agents' fees and issuance costs	11	-	-	-	-	(15)	-	(15)	(4)	(19)
At-the-Market offering:
Common shares issued for cash	10	10,873,320	13,114	-	-	-	-	13,114	-	13,114
Agents' fees and issuance costs	10	-	(328)	-	-	-	-	(328)	-	(328)
Share-based compensation	10,11	-	-	2,029	-	219	-	2,248	50	2,298
Other comprehensive loss		-	-	-	-	-	(5,721)	(5,721)	55	(5,666)
Net loss for the year		-	-	-	-	(25,289)	-	(25,289)	(2,058)	(27,347)
Balance at November 30, 2024		194,740,857	190,785	14,050	91	(4,436)	(86,731)	113,759	1,402	115,161

The accompanying notes are an integral part of these Consolidated Financial Statements

GoldMining Inc. Consolidated Statements of Cash Flows For the years ended November 30, 2024 and 2023 (Expressed in thousands of Canadian dollars unless otherwise stated)

	For the year ended
	November 30,
	2024	2023
	($)	($)
Operating activities
Net loss for the year	(27,347)	(30,449)
Adjustments for items not involving cash:
Depreciation	331	202
Accretion	37	35
Financing costs	36	1,266
Share of loss on investment in joint venture	70	40
Share-based compensation	2,298	3,287
Unrealized loss on short-term investments	29	-
Unrealized loss on long-term investments	-	180
Loss on loan modification	-	422
Share of loss in associate	1,458	116
Deferred income tax expense	168	4,900
Impairment of exploration and evaluation assets	74	1,809
Recovery on the receipt of mineral property option payments	(2,260)	(2,696)
Net foreign exchange loss	-	52
Net changes in non-cash working capital items:
Inventory	(12)	(37)
Other receivables	240	(220)
Prepaid expenses and deposits	486	(940)
Accounts payable and accrued liabilities	(156)	37
Incomes taxes payable	1,985	7
Withholdings taxes payable	-	89
Due to related parties	35	68
Cash used in operating activities	(22,528)	(21,832)

Investing activities
Investment in exploration and evaluation assets	(306)	(501)
Purchase of securities	(190)	(1,903)
Construction of camp structures	-	(1,175)
Investment in joint venture	(206)	(42)
Purchase of equipment	(243)	(170)
Royalty buy-down	(99)	-
Reclamation deposit	-	30
Cash used in investing activities	(1,044)	(3,761)

Financing activities
Net proceeds from At-the-Market offering, net of issuance costs	12,786	22,199
Net proceeds from US GoldMining At-the-Market offering, net of issuance costs	637	-
Net proceeds from US GoldMining IPO	-	24,145
Proceeds from US GoldMining warrant exercises, net of issuance costs	5	4,523
Proceeds from common shares issued upon exercise of options	34	2,188
Open market purchases of US GoldMining shares	-	(3,403)
Payment of lease liabilities	(110)	(106)
Principal payment of margin loan	-	(9,595)
Interest paid on margin loan	-	(884)
Transaction costs on modification of margin loan	-	(73)
Cash generated from financing activities	13,352	38,994

Effect of exchange rate changes on cash	515	(19)

Net increase (decrease) in cash and cash equivalents and restricted cash	(9,705)	13,382
Cash and cash equivalents and restricted cash
Beginning of year	21,707	8,325
End of year	12,002	21,707

The accompanying notes are an integral part of these Consolidated Financial Statements

GoldMining Inc. Notes to Consolidated Financial Statements As at November 30, 2024 and 2023 (Expressed in thousands of Canadian dollars unless otherwise stated)

1.	Corporate Information

GoldMining Inc. was incorporated under the Business Corporations Act (British Columbia) on September 9, 2009, and continued under the Canada Business Corporations Act (Canada) on December 6, 2016. Together with its subsidiaries (collectively, the "Company" or "GoldMining"), the Company is a public mineral exploration company with a focus on the acquisition, exploration and development of projects in Brazil, Colombia, United States, Canada and Peru.

GoldMining Inc.'s common shares (the "GoldMining Shares") are listed on the Toronto Stock Exchange (the "TSX") under the symbol "GOLD", on the NYSE American (the "NYSE") under the symbol "GLDG" and on the Frankfurt Stock Exchange under the symbol "BSR". The head office and principal address of the Company is located at Suite 1830, 1188 West Georgia Street, Vancouver, British Columbia, V6E 4A2, Canada.

On April 24, 2023, the Company's majority owned, Nevada domiciled subsidiary, U.S. GoldMining Inc. ("U.S. GoldMining"), completed its initial public offering (the "Offering") (Note 11.1). U.S. GoldMining owns the Whistler Project located in Alaska, U.S.A. and its common shares and warrants (the "U.S. GoldMining Shares" and "U.S. GoldMining Warrants") are listed on the Nasdaq Capital Market ("Nasdaq") under the symbols "USGO" and "USGOW", respectively.

2.	Basis of Preparation

2.1         Statement of Compliance

The Company's consolidated financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board ("IFRS accounting standards"). They were authorized for issue by the Company's Board of Directors on February 27, 2025.

2.2         Basis of presentation

The Company's consolidated financial statements have been prepared on a historical cost basis except for financial instruments that have been measured at fair value. The Company's consolidated financial statements and those of its controlled subsidiaries are presented in Canadian dollars ("$" or "dollars"), which is the Company's reporting currency, and all values are rounded to the nearest thousand except where otherwise indicated.

2.3         Basis of consolidation

The consolidated financial statements include the financial statements of GoldMining Inc. and the entities it controls. Control is achieved when the Company has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities.

The results of subsidiaries acquired or disposed of during the year are included in the consolidated statements of comprehensive income (loss) from the effective date of acquisition or up to the effective date of disposal, as appropriate. Where the Company's interest in a subsidiary is less than 100%, the Company recognizes non-controlling interests ("NCI").

All inter-company transactions, balances, income and expenses are eliminated through the consolidation process.

GoldMining Inc. Notes to Consolidated Financial Statements As at November 30, 2024 and 2023 (Expressed in thousands of Canadian dollars unless otherwise stated)

Subsidiaries

The accounts of subsidiaries are prepared for the same reporting period as the parent company, using consistent accounting policies. At November 30, 2024, the Company's principal operating subsidiaries are as follows:

Subsidiary	Place of Incorporation	Ownership Percentage (%)
1818403 Alberta Ltd.	Alberta, Canada	100
507140 N.W.T. Ltd.	Northwest Territories, Canada	100
Bellhaven Copper and Gold Inc.	British Columbia, Canada	100
Bellhaven Exploraciones Inc. Sucursal Colombia	Colombia	100
Blue Rock Mining S.A.C.	Peru	100
Brasil Desenvolvimentos Minerais Ltda.	Brazil	100
Brazilian Gold Corporation	British Columbia, Canada	100
Brazilian Resources Mineração Ltda.	Brazil	100
BRI Mineração Ltda.	Brazil	100
GoldMining Exploraciones S.A.S.	Colombia	100
GMI Idaho Corp.	United States	100
Mineração Regent Brasil Ltda.	Brazil	100
Sunward Resources Sucursal Colombia	Colombia	100
U.S. GoldMining Inc.	United States	79
US GoldMining Canada Inc.	British Columbia, Canada	79

Non-controlling interests

Non-controlling interest in any less than wholly owned subsidiary is classified as a separate component of equity. On initial recognition, non-controlling interest is measured at the fair value of the non-controlling party's contribution into the related subsidiary. Subsequent to the original transaction date, adjustments are made to the carrying amount of non-controlling interest for the non-controlling interest's share of changes to the subsidiary's equity.

Changes in the Company's ownership interest in a subsidiary that do not result in a loss of control are recorded as equity transactions. The carrying amount of non-controlling interest is adjusted to reflect the change in the non-controlling interest's relative interest in the subsidiary, and the difference between the adjustment to the carrying amount of non-controlling interests and the Company's share of proceeds received and/or consideration paid is recognized directly in equity and attributed to shareholders of the Company.

3.	Material Accounting Policies

Foreign currencies

The reporting currency of the Company and its subsidiaries is the Canadian dollar ("$" or "dollars"). The functional currency of the Company and its subsidiaries in Canada is the Canadian dollar and the functional currency of its subsidiaries in Brazil is the Brazilian Real ("R$") and its subsidiaries in the United States, Colombia and Peru is the United States dollar ("US$"). Foreign operations are translated into Canadian dollars using period end exchange rates as to assets and liabilities and average exchange rates as to income and expenses. All resulting exchange differences are recognized in other comprehensive income (loss).

Investment in joint venture

A joint venture is a type of joint arrangement whereby the parties that have joint control of the arrangement have rights to the net assets of the joint venture. Joint control is the contractually agreed sharing of control of an arrangement, which exists only when decisions about the relevant activities require unanimous consent of the parties sharing control.

The Company's investment in its joint venture is accounted for using the equity method. Under the equity method, the investment in a joint venture is initially recognised at cost. The carrying amount of the investment is adjusted to recognise changes in the Company's share of net assets of the joint venture since the acquisition date. Goodwill relating to the joint venture is included in the carrying amount of the investment and is not tested for impairment individually.

GoldMining Inc. Notes to Consolidated Financial Statements As at November 30, 2024 and 2023 (Expressed in thousands of Canadian dollars unless otherwise stated)

The consolidated statements of comprehensive income (loss) reflects the Company's share of the results of operations of the joint venture. Any change in other comprehensive income (loss) of those investees is presented as part of the Company's other comprehensive income (loss). In addition, when there has been a change recognised directly in the equity of the joint venture, the Company recognises its share of any changes, when applicable, in the consolidated statements of changes in equity. Unrealized gains and losses resulting from transactions between the Company and the joint venture are eliminated to the extent of the interest in the joint venture.

The financial statements of the joint venture are prepared for the same reporting period as the Company. When necessary, adjustments are made to bring the accounting policies in line with those of the Company.

Investments in associates

Investments over which the Company exercises significant influence but which it does not control or jointly control are associates. Investments in associates are accounted for using the equity method, except when classified as held for sale.

The equity method involves recording the initial investment at cost and subsequently adjusting the carrying value of the investment for the Company's proportionate share of the profit (loss), other comprehensive income (loss) and any other changes in the associate's or joint venture's net assets, such as further investment. Adjustments are made to align any inconsistencies between the Company's accounting policies and its associate's policies before applying the equity method. Adjustments are also made to account for depreciable assets based on their fair values at the acquisition date of the investment and for any impairment losses recognized by the associate. The equity method requires shares of losses to be recognized only until the carrying amount of an interest in an associate is nil. Any further losses are not recognized unless the entity has a legal or constructive obligation in respect of the liabilities associated with those losses. Unrealized gains on transactions between the group and its associates are eliminated to the extent of the group's interest in these entities. Unrealized losses are also eliminated, unless the transaction provides evidence of an impairment of the asset transferred.

At each statement of financial position date, the Company considers whether there is objective evidence of impairment of its investments in associates. Objective evidence includes observable data indicating there is a measurable decrease in the estimated future cash flows of the investee's operations. A significant or prolonged decline in the fair value of an equity investment below its cost is also objective evidence of impairment. If there is such evidence, the Company determines the amount of impairment to record, if any, in relation to the associate.

Where the Company loses control of an entity and it is reclassified as an associate the Company will remeasure the value of its retained investment at fair market value. A gain or loss will be recognized for the difference between the net amount of the change in interest and the fair value of a retained interest or any consideration received or paid. As of the date of loss of control, the Company will cease to consolidate the results of the entity and report its results as an associate using the equity method of accounting.

Mineral exploration, evaluation and development expenditures

All direct costs related to the acquisition of exploration rights are capitalized on a property-by-property basis. The Company assesses the carrying costs for impairment when indicators of impairment exist. All other exploration and evaluation expenditures are charged to operations until such time as it has been determined that a property has economically recoverable reserves, in which case subsequent exploration and evaluation costs and the costs incurred to develop a property are capitalized into mineral properties. On the commencement of production, depletion of each mineral property will be provided on a units-of-production basis using estimated reserves as the depletion base.

GoldMining Inc. Notes to Consolidated Financial Statements As at November 30, 2024 and 2023 (Expressed in thousands of Canadian dollars unless otherwise stated)

Mineral property option agreements

When the Company acts as the farmee in a farm-in mineral property option agreement, the direct costs related to the acquisition of exploration rights are capitalized to exploration and evaluation assets. All exploration and evaluation expenditures incurred by the Company in fulfilling the terms of the agreement are expensed as incurred, until such time as the option is exercised or lapses.

When the Company acts as the farmor in an agreement, it does not record any expenditures made by the farmee. It does not recognize any gain or loss on its exploration and evaluation farm out mineral property option agreements, and instead records any proceeds received as a credit to the amounts previously capitalized as mineral property acquisition costs. Any amounts received in excess of amounts capitalized are taken as a gain to the consolidated statement of comprehensive income (loss).

Income taxes

Income tax expense represents the sum of tax currently payable and deferred tax. Current income tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the end of each reporting period. Deferred income tax is provided using the liability method on temporary differences, at the end of each reporting period, between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred income tax liabilities are recognized for all taxable temporary differences, except:

●

where the deferred income tax liability arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

●

in respect of taxable temporary differences associated with investments in subsidiaries, where the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred income tax assets are recognized for all deductible temporary differences, carry forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences and the carry forward of unused tax credits and unused tax losses can be utilized except:

●

where the deferred income tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

●

in respect of deductible temporary differences associated with investments in subsidiaries, deferred income tax assets are recognized only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilized.

The carrying amount of deferred income tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred income tax asset to be utilized. Unrecognized deferred income tax assets are reassessed at the end of each reporting period and are recognized to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the end of each reporting period. Deferred income tax relating to items recognized directly in equity is recognized in equity and not in the consolidated statement of comprehensive income (loss).

GoldMining Inc. Notes to Consolidated Financial Statements As at November 30, 2024 and 2023 (Expressed in thousands of Canadian dollars unless otherwise stated)

Deferred income tax assets and deferred income tax liabilities are offset if, and only if, a legally enforceable right exists to set off current tax assets against current tax liabilities and the deferred tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities which intend to either settle current tax liabilities and assets on a net basis, or to realize the assets and settle the liabilities simultaneously, in each future period in which significant amounts of deferred tax assets or liabilities are expected to be settled or recovered.

Financial instruments

Financial instruments are recognized on the consolidated statements of financial position on the trade date, being the date on which the Company becomes a party to the contractual provisions of the financial instrument. At initial recognition, the Company classifies its financial instruments as one the following categories: at fair value through profit and loss ("FVTPL"), at fair value through other comprehensive income ("FVTOCI"), or at amortized cost according to the financial instruments' contractual cash flow characteristics and the business models under which they are held.

Financial assets are measured at amortized cost if they are held for the collection of contractual cash flows where those cash flows solely represent payments of principal and interest. The Company's intent is to hold these financial assets in order to collect contractual cash flows and the contractual terms give rise to cash flows on specified dates that are solely payments of principal and interest on the principal amount outstanding. Financial assets are measured at FVTOCI if they are held for the collection of contractual cash flows and for selling the financial assets, where the assets' cash flows represent solely payments of principal and interest. The Company initially recognizes these financial assets at their fair value with subsequent changes to fair values recognized in OCI. When the financial asset is derecognised, the cumulative gain or loss previously recognised in OCI is reclassified from equity to the statement of income (loss). Investments in equity securities are held for strategic purposes and not held for trading. The Company has made an irrevocable election at initial recognition to classify these investments as FVTOCI, with all subsequent changes in value being recognized in OCI. Cumulative gains and losses in equity securities are not subsequently reclassified to profit or loss.

Financial assets are measured at FVTPL if they do not qualify as financial assets at amortized cost or FVTOCI. The Company initially recognizes these financial assets at their fair value with subsequent changes to fair values recognized in the statement of loss. Financial liabilities are measured at amortised cost unless they are required to be measured at FVTPL.

The Company's financial assets include cash and cash equivalents, restricted cash, short-term investment, reclamation deposits, and long-term investments. The Company's financial liabilities include accounts payable and accrued liabilities, due to joint venture, and due to related parties. All financial instruments are initially recorded at fair value and classified as follows:

●

Cash and cash equivalents, restricted cash, and reclamation deposits are classified as financial assets at amortized cost. Accounts payable and accrued liabilities, due to joint venture and due to related parties are classified as financial liabilities at amortized cost. Both financial assets at amortized cost and financial liabilities at amortized cost are subsequently measured using the effective interest method; and

●

Short-term and long-term investments in equity securities are classified as fair value through other comprehensive income ("FVTOCI"). Such investments are measured at fair value at the end of each reporting period, with any gains or losses arising on re-measurement recognized as a component of other comprehensive income or loss. Realized gains or losses on investments in equity securities classified as FVTOCI remain in OCI.

GoldMining Inc. Notes to Consolidated Financial Statements As at November 30, 2024 and 2023 (Expressed in thousands of Canadian dollars unless otherwise stated)

Impairment of financial assets

The Company assesses at the end of each reporting period whether a financial asset is impaired.

At each reporting date, the Company assesses the expected credit loss associated with its financial assets carried at amortized cost and debt instruments measured at FVTOCI. The impairment methodology applied depends on whether there has been a significant increase in credit risk. Changes in allowances for expected credit losses are recognized as impairment gains or losses on the statement of loss.

Derecognition of financial assets and financial liabilities

Financial assets are derecognized when the rights to receive cash flows from the assets expire or, the financial assets are transferred and the Company has transferred substantially all the risks and rewards of ownership of the financial assets. On derecognition of a financial asset, the difference between the asset's carrying amount and the sum of the consideration received and receivable and the cumulative gain or loss that had been recognized directly in equity is recognized in profit or loss.

For financial liabilities, they are derecognized when the obligation specified in the relevant contract is discharged, cancelled or expired. The difference between the carrying amount of the financial liability derecognized and the consideration paid and payable is recognized in profit or loss.

Fair value of financial instruments

The fair value of financial instruments that are traded in active markets at each reporting date are determined by reference to quoted market prices or dealer price quotations (bid price for long positions and ask price for short positions), without any deduction for transaction costs.

For financial instruments not traded in an active market, the fair value is determined using appropriate valuation techniques. Such techniques may include using recent arm's length market transactions; reference to the current fair value of another instrument that is substantially the same; a discounted cash flow analysis or other valuation models.

Impairment of non-financial assets

Exploration and evaluation assets are subject to impairment tests whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Where the carrying value of an asset exceeds its recoverable amount, which is the higher of value in use and fair value less costs to sell, the asset is written down accordingly. An impairment loss is charged to profit or loss.

For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are largely independent cash flows (cash-general units). As a result, some assets may be tested individually for impairment and some may be tested at a cash-generating unit level.

Impairment reviews for exploration and evaluation stage mineral properties are carried out on a property by property basis, with each property representing a single cash generating unit. An impairment review is undertaken when indicators of impairment arise, but typically when one of the following circumstances apply:

●	The right to explore the area has expired or will expire in the near future with no expectation of renewal;
●	Substantive expenditure on further exploration for and evaluation of mineral resources in the area is neither planned nor budgeted;
●	No commercially viable deposits have been discovered, and the decision had been made to discontinue exploration in the area; and
●	Sufficient work has been performed to indicate that the carrying amount of the expenditure carried as an asset will not be fully recovered.

GoldMining Inc. Notes to Consolidated Financial Statements As at November 30, 2024 and 2023 (Expressed in thousands of Canadian dollars unless otherwise stated)

Rehabilitation provisions

The Company recognizes liabilities for statutory, contractual, constructive or legal obligations, including those associated with the reclamation of exploration and evaluation assets and property and equipment, when those obligations result from the acquisition, construction, development or normal operation of the asset. Rehabilitation provisions are measured at the present value of the expected expenditures required to settle the obligation using a discount rate reflecting the time value of money and risks specific to the liability. Upon initial recognition of the liability, the present value of the estimated cost is capitalized by increasing the carrying amount of the related assets. Over time, the discounted liability is increased based on the unwind of the discount rate. The periodic unwinding of the discount is recognized in profit or loss as a finance cost. Additional disturbances or changes in rehabilitation costs will be recognized as additions or charges to the corresponding assets and rehabilitation liability when they occur. Changes in the estimated timing of rehabilitation or changes to the estimated future costs are dealt with prospectively by recognising an adjustment to the rehabilitation liability and a corresponding adjustment to the asset to which it relates.

Cash and cash equivalents

Cash and cash equivalents comprise cash on deposit with banks and highly liquid short-term interest-bearing investments with a term to maturity at the date of purchase of three months or less which are subject to an insignificant risk of change in value.

Related party transactions

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control. Related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

Net income (loss) per share

Basic net income (loss) per share includes no potential dilution and is computed by dividing the net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding for the period.

Diluted income per share is computed in a manner similar to basic net income (loss) per share except that the weighted average number of common shares outstanding are increased to include additional shares from the assumed exercise of share options and warrants, if dilutive.

Property and equipment

Property and equipment are recorded at cost and are depreciated using the straight-line method over their estimated useful lives. Property and equipment are depreciated over an estimated useful life as follows:

		(years)
Buildings and Camp Structures	5	-	20
Exploration equipment		5
Vehicles		5
Furniture and fixtures		5
Computer equipment		3
Computer software		1

When an item of property and equipment has different useful lives, the components are accounted for as separate items of property and equipment. Expenditures incurred to replace a component of an item of property and equipment that is accounted for separately, including major inspection and overhaul expenditures are capitalized if the recognition criteria are satisfied. All other repair and maintenance costs are recognised in the consolidated statement of comprehensive loss as incurred.

GoldMining Inc. Notes to Consolidated Financial Statements As at November 30, 2024 and 2023 (Expressed in thousands of Canadian dollars unless otherwise stated)

Share-based payments

Restricted share rights

The Company grants restricted share rights (the "RSRs") to certain directors, officers, employees and consultants to receive shares of the Company. The Company classifies RSRs as equity instruments since the Company has the ability and intent to settle the awards in common shares.

The fair value of RSRs granted is recognized as an expense over the vesting period with a corresponding increase in equity. The fair value is measured at grant date and recognized over the period during which the RSRs vest.

The vesting of RSRs and issuance of common shares in the Company is recorded as issued capital and the related share-based compensation reserve is transferred to issued capital.

Share options

The Company grants share options to certain directors, officers, employees, and consultants of the Company. Each tranche in an award is considered a separate award with its own vesting period and grant date fair value. The Company uses the Black-Scholes option-pricing model to determine the grant date fair value of share-based awards. The fair value of share options granted to employees is recognized as an expense over the vesting period with a corresponding increase in equity. An individual is classified as an employee when the individual is an employee for legal or tax purposes, provides services that could be provided by a direct employee, or has authority and responsibility for planning, directing and controlling the activities of the Company, including non-executive directors. For employees, the fair value is measured at grant date and recognized over the period during which the options vest.

For consultants, the fair value of the award is recorded in profit or loss over the term of the service provided, and the fair value of the unvested amounts are revalued at each reporting period over the service period.

Consideration received on the exercise of share options is recorded as issued capital and the related share-based compensation reserve is transferred to issued capital.

Significant Accounting Judgments and Estimates

The preparation of these consolidated financial statements requires management to make accounting policy judgments, make estimates and form assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of income and expenses during the reporting period. On an ongoing basis, management evaluates its judgments and estimates in relation to assets, liabilities, income and expenses. Management uses historical experience and various other factors it believes to be reasonable under the given circumstances as the basis for its judgments and estimates. Actual outcomes may differ from these estimates under different assumptions and conditions.

Information about judgements made in applying accounting policies that have the most significant effects on the amounts recognised in the consolidated financial statements is as follows:

Existence of impairment indicators for exploration and evaluation assets

In accordance with the Company's accounting policy, all direct costs related to the acquisition of exploration rights are capitalized on a property-by-property basis. There is no certainty that costs incurred to acquire exploration rights will result in discoveries of commercial quantities of minerals. The Company applies judgment to determine whether indicators of impairment exist for these capitalized costs.

GoldMining Inc. Notes to Consolidated Financial Statements As at November 30, 2024 and 2023 (Expressed in thousands of Canadian dollars unless otherwise stated)

Management uses several criteria in making this assessment, including the period for which the Company has the right to explore, expected renewals of exploration rights, whether substantive expenditures on further exploration and evaluation of mineral properties are budgeted, and evaluation of the results of exploration and evaluation activities up to the reporting date. During the year ended November 30, 2024 the Company has concluded no impairment indicators exist for any of its exploration and evaluation assets, except for its Surubim Project, which was written down by $74 during the year (Note 5).

3.2	Changes in, and Initial Adoption of, Accounting Policies

The Company adopted the following amendment to IFRS, which was effective for the accounting period beginning on or after December 1, 2023:

Amendments to IAS 1 and IFRS Practice Statement 2 – Disclosure of Accounting Policies – The amendments require that an entity discloses its material accounting policies, instead of its significant accounting policies. Further amendments explain how an entity can identify a material accounting policy. To support the amendment, the International Accounting Standards Board has also developed guidance and examples to explain and demonstrate the application of the 'fourstep materiality process' described in IFRS Practice Statement 2. This amendment did not have a material impact on the Company's consolidated financial statements.

The following are amendments to the accounting standards that have been issued but are not mandatory for the current period and have not been early adopted by the Company:

Classification of Liabilities as Current or Non-Current (Amendments to IAS 1) – The amendments to IAS 1, clarifies the presentation of liabilities. The classification of liabilities as current or noncurrent is based on contractual rights that are in existence at the end of the reporting period and is affected by expectations about whether an entity will exercise its right to defer settlement. A liability not due over the next twelve months is classified as non-current even if management intends or expects to settle the liability within twelve months. The amendment also introduces a definition of 'settlement' to make clear that settlement refers to the transfer of cash, equity instruments, other assets, or services to the counterparty. The amendment issued in October 2022 also clarifies how conditions with which an entity must comply within twelve months after the reporting period affect the classification of a liability. Covenants to be complied with after the reporting date do not affect the classification of debt as current or non-current at the reporting date. Liabilities should be classified as non-current if a company has a substantive right to defer settlement for at least 12 months at the end of the reporting period. The amendments are effective for annual reporting periods beginning on or after January 1, 2024. The implementation of this amendment is not expected to have a material impact on the Company.

Amendments to IFRS 9 and IFRS 7 – Amendments to the Classification and Measurement of Financial Instruments. In May 2024, the International Accounting Standards Board ("IASB") issued Amendments to the Classification and Measurement of Financial Instruments (Amendments to IFRS 9 and IFRS 7). These amendments updated classification and measurement requirements in IFRS 9 Financial Instruments and related disclosure requirements in IFRS 7 Financial Instruments: Disclosures. The IASB clarified the recognition and derecognition date of certain financial assets and liabilities, and amended the requirements related to settling financial liabilities using an electronic payment system. It also clarified how to assess the contractual cash flow characteristics of financial assets in determining whether they meet the solely payments of principal and interest criterion, including financial assets that have environmental, social and corporate governance linked features and other similar contingent features. The IASB added disclosure requirements for financial instruments with contingent features that do not relate directly to basic lending risks and costs and amended disclosures relating to equity instruments designated at fair value through other comprehensive income. The amendments are effective for annual periods beginning on or after January 1, 2026, with early application permitted. Management is currently assessing the effect of these amendments on our financial statements.

GoldMining Inc. Notes to Consolidated Financial Statements As at November 30, 2024 and 2023 (Expressed in thousands of Canadian dollars unless otherwise stated)

IFRS 18 – Presentation and Disclosure in Financial Statements - In April 2024, the IASB issued IFRS 18 Presentation and Disclosure of Financial Statements (IFRS 18), which replaces IAS 1, Presentation of Financial Statements. IFRS 18 introduces a specified structure for the income statement by requiring income and expenses to be presented into the three defined categories of operating, investing and financing, and by specifying certain defined totals and subtotals. Where company specific measures related to the income statement are provided, IFRS 18 requires companies to disclose explanations around these measures, which are referred to as management defined performance measures. IFRS 18 also provides additional guidance on principles of aggregation and disaggregation which apply to the primary financial statements and the notes. IFRS 18 will not affect the recognition and measurement of items in the financial statements, nor will it affect which items are classified in other comprehensive income and how these items are classified. The standard is effective for reporting periods beginning on or after January 1, 2027, including for interim financial statements. Retrospective application is required, and early application is permitted. Management is currently assessing the effect of this new standard on our financial statements.

4.	Cash and Cash Equivalents and Restricted Cash

	November 30,	November 30,
	2024	2023
	($)	($)
Cash and cash equivalents consist of:
Cash at bank and on hand	2,999	7,291
Term deposits	8,881	14,298
Total	11,880	21,589

Restricted cash in the amount of $122 (November 30, 2023: $118) relates to term deposits held by the bank as security for corporate financial purposes.

5.	Exploration and Evaluation Assets

	For the year ended
	November 30,
	2024	2023
	($)	($)

Balance at the beginning of year	56,815	56,788
Mineral rights and property acquired	99	-
Mineral property option payment	306	501
Impairment of exploration and evaluation assets	(74)	(1,809)
	57,146	55,480
Change in reclamation estimate	80	53
Foreign currency translation adjustments	(679)	1,282
Balance at the end of year	56,547	56,815

GoldMining Inc. Notes to Consolidated Financial Statements As at November 30, 2024 and 2023 (Expressed in thousands of Canadian dollars unless otherwise stated)

Exploration and evaluation assets on a project basis are as follows:

	November 30,	November 30,
	2024	2023
	($)	($)
La Mina	15,731	14,926
Titiribi	12,560	12,161
Crucero	7,470	7,135
Yellowknife	7,143	7,061
Cachoeira	5,521	6,489
São Jorge	4,652	5,467
Yarumalito	1,736	1,685
Whistler	1,110	1,076
Surubim	227	354
Batistão	210	246
Montes Áureos and Trinta	159	187
Rea	28	28
Total	56,547	56,815

Almaden

On June 13, 2022, the Company and its subsidiary entered into an option agreement (the "Option Agreement") with NevGold and a subsidiary of NevGold, pursuant to which, among other things, it agreed to grant an option to acquire 100% of the Company's Almaden Project (now named Nutmeg Mountain) to a subsidiary of NevGold. Pursuant to the terms thereof, on July 4, 2022 (the "Option Agreement Closing Date"), the Company closed the grant of the option to NevGold's subsidiary for 4,444,444 common shares of NevGold ("NevGold Shares") with a fair value of $2,489. To exercise the option, NevGold was required to make additional payments totaling $6,000 to GoldMining's subsidiary between January 1, 2023 and January 1, 2024, which payments were satisfied by NevGold by issuing NevGold Shares.

On January 1, 2023 and July 13, 2023, pursuant to the Option Agreement, the Company received 3,658,536 and 4,109,589, respectively, common shares of NevGold with fair values of $1,134 and $1,562, respectively.

On January 18, 2024, pursuant to the Option Agreement, the Company received 10,000,000 common shares of NevGold with a fair value of $3,200. As the carrying value of the Almaden Project was $nil on the date of the receipt of the option payment, the Company recorded a recovery on receipt of mineral property option payment of $2,260 during the year ended November 30, 2024.

As a result, the Company completed the sale of the Almaden Project to a subsidiary of NevGold. The fair value of shares received to date pursuant to the Option Agreement are taxable in fiscal 2024, resulting in a current income tax expense of $1,925 being recognized in the year ended November 30, 2024. As at November 30, 2024, current income taxes payable related to the sale of the Almaden Project are $1,992.

In addition to the option payments made, NevGold is required to make success-based contingent payments totaling up to $7,500 to GoldMining, payable in cash or shares at the election of NevGold based on the following:

o	$500 on completion of a positive Preliminary Economic Assessment
o	$2,500 on completion of a positive Preliminary Feasibility Study
o	$4,500 on completion of a positive Feasibility Study

GoldMining Inc. Notes to Consolidated Financial Statements As at November 30, 2024 and 2023 (Expressed in thousands of Canadian dollars unless otherwise stated)

Surubim

The Company's Surubim Project consists of the Surubim and Rio Novo concessions located in Pará State, Brazil. During the year ended November 30, 2023, the Company continued efforts to negotiate an extension for its Rio Novo concessions under the Jarbas Agreement, however, was unable to come to acceptable terms and provided the property vendor with a notice of termination. As a result, the Company wrote-off exploration and evaluation assets associated with the Rio Novo concessions in the amount of $1,809 during the year ended November 30, 2023. Additionally, the Company wrote-off exploration and evaluation assets associated with certain Surubim concessions which were renounced in the amount of $74 during the year ended November 30, 2024.

Exploration Expenses

Exploration expenditures on a project basis for the periods indicated are as follows:

	For the year ended
	November 30,
	2024	2023
	($)	($)
Whistler	8,008	6,828
São Jorge	1,096	439
Titiribi	371	247
Crucero	304	195
Yarumalito	291	261
La Mina	166	529
Rea	120	70
Yellowknife	84	91
Cachoeira	22	48
Other Exploration Expenses	-	2
Total	10,462	8,710

GoldMining Inc. Notes to Consolidated Financial Statements As at November 30, 2024 and 2023 (Expressed in thousands of Canadian dollars unless otherwise stated)

6.	Land, Property and Equipment

				Right-of-
				Use Assets
		Buildings and	Office	(Office and)	Exploration
	Land	Camp Structures	Equipment	warehouse space)	Equipment	Vehicles	Total
	($)	($)	($)	($)	($)	($)	($)
Cost
Balance at November 30, 2022	1,060	1,163	186	516	240	365	3,530
Additions	-	1,174	16	830	72	82	2,174
Disposition	-	-	-	(800)	-	-	(800)
Change in reclamation estimate	-	6	-	-	-	-	6
Impact of foreign currency translation	12	13	10	2	4	5	46
Balance at November 30, 2023	1,072	2,356	212	548	316	452	4,956
Additions	-	-	12	63	75	156	306
Disposition	-	-	-	(162)	-	-	(162)
Impact of foreign currency translation	35	77	(7)	2	7	15	129
Balance at November 30, 2024	1,107	2,433	217	451	398	623	5,229

Accumulated Depreciation
Balance at November 30, 2022	-	674	170	255	240	365	1,704
Depreciation	-	78	25	94	2	3	202
Disposition	-	-	-	(205)	-	-	(205)
Impact of foreign currency translation	-	8	4	1	4	5	22
Balance at November 30, 2023	-	760	199	145	246	373	1,723
Depreciation	-	157	14	99	22	39	331
Disposition	-	-	-	(162)	-	-	(162)
Impact of foreign currency translation	-	30	(7)	1	3	10	37
Balance at November 30, 2024	-	947	206	83	271	422	1,929

Net Book Value
At November 30, 2023	1,072	1,596	13	403	70	79	3,233
At November 30, 2024	1,107	1,486	11	368	127	201	3,300

7.	Investment in Associate

On July 13, 2023, pursuant to the Option Agreement signed with NevGold on the Almaden Project, the Company received 4,109,589 common shares of NevGold (Note 5), increasing its ownership in NevGold from 17.6% to 22.0%. As a result of the increase in ownership in NevGold above 20%, the Company concluded that it exercises significant influence over NevGold. The Company's $6,335 investment measured at fair value through other comprehensive income ("FVTOCI") through to July 13, 2023, was derecognized and reclassified to investment in associate (Note 8). After July 13, 2023, the Company's investment in NevGold is being recorded using the equity method.

During the year ended November 30, 2024, the Company acquired 10,000,000 common shares of NevGold (Note 5). As of November 30, 2024, the Company held 26,670,250 shares of NevGold, representing a 28.3% ownership interest with a fair value of approximately $6.7 million.

GoldMining Inc. Notes to Consolidated Financial Statements As at November 30, 2024 and 2023 (Expressed in thousands of Canadian dollars unless otherwise stated)

The following outlines the movement in investment in associate during the years ended November 30, 2024 and 2023:

Balance at November 30, 2022	$-
Investment in NevGold - July 13, 2023	6,335
Share of loss in NevGold	(147)
Share of OCI in NevGold	78
Gain on dilution of ownership interest in NevGold	31
Balance at November 30, 2023	$6,297
Addition pursuant to Option Agreement - January 18, 2024	2,260
Share of loss in NevGold	(1,767)
Share of OCI in NevGold	131
Gain on dilution of ownership interest in NevGold	309
Balance at November 30, 2024	$7,230

The equity accounting for NevGold is based on its published results to September 30, 2024, and an estimate of results for the period of October 1, 2024 to November 30, 2024.

The following summary of the Condensed Consolidated Interim Statements of Financial Position of NevGold at September 30, 2024 on a 100% basis, adjusted for differences in the accounting policy between the Company and the associate was: current assets of $2,453, non-current assets of $15,669, total assets of $18,122, current liabilities of $1,741, non-current liabilities of $3,446 and net assets of $12,935.

The following is a summary of the Condensed Consolidated Interim Statement of loss and comprehensive loss of NevGold for the nine months ended September 30, 2024 on a 100% basis, adjusted for differences in the accounting policy between the Company and the associate was: operating loss of $3,261, accretion of $53, business development of $435, consulting fees and salaries of $410, depreciation of $51, occupancy, administrative, and general expenses of $136, transfer agent and listing fees of $72, professional fees of $149, financing charges of $18, interest income of $6, net loss attributable to non-controlling interest of $174, net loss of $3,273, and comprehensive loss of $3,037.

The Company's equity share of NevGold's estimated net loss for the year ended November 30, 2024 was $1,767 (2023: $147) or $1,458, net of a $309 gain on dilution of ownership interest in NevGold.

8.	Long-term Investments

As at November 30, 2024, the Company's long-term investments consist of equity securities in Gold Royalty Corp. ("GRC"), measured at FVTOCI. Long-term investments in equity securities are recorded at fair value based on quoted market prices, with unrealized gains or losses excluded from earnings and reported as other comprehensive income or loss. Refer to tables below for movement in long-term investments measured at FVTOCI.

Investment in Gold Royalty Corp.

During the year ended November 30, 2024, the Company acquired 100,000 GRC common shares for $190 including transaction costs, through open market purchases over the facilities of the NYSE.

NevGold Corp.

During the year ended November 30, 2023, the Company's investment in NevGold common shares was reclassified from long-term investments to investment in associate (Note 7).

GoldMining Inc. Notes to Consolidated Financial Statements As at November 30, 2024 and 2023 (Expressed in thousands of Canadian dollars unless otherwise stated)

The following tables outline the movement of the Company's long-term investments in GRC and NevGold during the years ended November 30, 2024 and 2023:

			As at November 30,					As at November 30,
			2023					2024
	Number of warrants(1)	Number of shares(1)	Fair value ($)	Additions ($)	Unrealized Gains (Losses) (FVTOCI) ($)	Unrealized Losses (FVTPL) ($)	Reclassification to Short-term Investments ($)	Fair Value ($)
Investment in GRC	-	21,533,125	45,052	190	(6,336)	-	-	38,906
Investment in NevGold - warrants(2)	1,488,100	-	28	-	-	-	(28)	-
			45,080	190	(6,336)	-	(28)	38,906

			As at November 30,					As at November 30,
			2022					2023
	Number of warrants(4)	Number of shares(4)	Fair value ($)	Additions ($)	Unrealized Gains (Losses) (FVTOCI) ($)	Unrealized Losses (FVTPL) ($)	Derecognition of investment measured at FVTOCI ($)	Fair Value ($)
Investment in GRC	-	21,433,125	75,557	654	(31,159)	-	-	45,052
Investment in NevGold - shares(3)	-	16,670,250	2,282	3,737	316		(6,335)	-
Investment in NevGold - warrants	1,488,100	-	-	208	-	(180)	-	28
			77,839	4,599	(30,843)	(180)	(6,335)	45,080

(1) As of November 30, 2024.

(2) Amounts were reclassified to short-term investments during the year ended November 30, 2024, as the warrants have an expiry date of December 5, 2024. Subsequent to year end the warrants expired unexercised.

(3) During the year ended November 30, 2023, the Company's investment in NevGold, which was initially measured at FVTOCI, was derecognized and reclassified to investment in associate (Note 7).

(4) As of November 30, 2023.

9.	Rehabilitation Provisions

The Whistler Project's exploration activities are subject to State of Alaska laws and regulations governing the protection of the environment. The Whistler Project rehabilitation provision is valued under the following assumptions:

	November 30,	November 30,
	2024	2023
Undiscounted amount of estimated cash flows (US$)	386	386
Life expectancy (years)	9	10
Inflation rate	2.00%	2.00%
Discount rate	4.18%	4.37%

In July 2017, the Company acquired the Yellowknife Project and assumed a provision for reclamation of $490 related to the restoration of the camp sites. During the year ended November 30, 2024, the rehabilitation provision for the Yellowknife Project was revised higher due to changes in the estimated timing of reclamation activities and updated assumptions regarding reclamation costs. The Yellowknife Project rehabilitation provision is expected to be settled in October 2030 and is valued under the following assumptions:

	November 30,	November 30,
	2024	2023
Undiscounted amount of estimated cash flows (CA$)	591	490
Life expectancy (years)	6	2
Inflation rate	2.46%	2.37%
Discount rate	2.93%	4.20%

GoldMining Inc. Notes to Consolidated Financial Statements As at November 30, 2024 and 2023 (Expressed in thousands of Canadian dollars unless otherwise stated)

The following table summarizes the movements in the rehabilitation provisions:

	November 30,	November 30,
	2024	2023
	($)	($)
Balance at the beginning of year	888	791
Accretion	37	35
Change in estimate	80	59
Foreign currency translation adjustments	15	3
Total	1,020	888

10.	Share Capital

10.1         Authorized

The authorized share capital of the Company is comprised of an unlimited number of common shares without par value.

At-the-Market Equity Program

On December 30, 2022, the Company entered into an equity distribution agreement with a syndicate of agents for an at-the-market equity distribution program (the "2022 ATM Program"). The 2022 ATM Program replaced the previous ATM program which expired on January 1, 2023 in accordance with its terms. Pursuant to the 2022 ATM Program, the Company could distribute up to US$50 million (or the equivalent in Canadian dollars) of ATM Shares. The ATM Shares sold under the 2022 ATM Program were sold at the prevailing market price on the TSX or the NYSE, as applicable, at the time of sale. Sales of ATM Shares were made pursuant to the terms of an equity distribution agreement dated December 30, 2022 (the "2022 Distribution Agreement"). Unless earlier terminated by the Company or the agents as permitted therein, the 2022 ATM Program was to terminate upon the earlier of: (a) the date that the aggregate gross sales proceeds of the ATM Shares sold under the 2022 ATM Program reached the aggregate amount of US$50 million (or the equivalent in Canadian dollars); or (b) November 27, 2023.

On November 24, 2023, the Company entered into a new ATM Program (the "2023 ATM Program") which replaced the 2022 ATM program which expired on November 27, 2023 in accordance with its terms. Pursuant to the 2023 ATM Program, the Company could distribute up to US$50 million (or the equivalent in Canadian dollars) of ATM Shares. The ATM Shares sold under the 2023 ATM Program were sold at the prevailing market price on the TSX or the NYSE, as applicable, at the time of sale. Sales of ATM Shares were made pursuant to the terms of an equity distribution agreement dated November 24, 2023. Unless earlier terminated by the Company or the agents as permitted therein, the 2023 ATM Program was to terminate upon the earlier of: (a) the date that the aggregate gross sales proceeds of the ATM Shares sold under the 2023 ATM Program reaches the aggregate amount of US$50 million (or the equivalent in Canadian dollars); or (b) December 31, 2024.

On December 20, 2024, the Company entered into a new ATM Program (the "2024 ATM Program") which replaced the 2023 ATM program which expired on December 31, 2024 in accordance with its terms. Pursuant to the 2024 ATM Program, the Company may distribute up to US$50 million (or the equivalent in Canadian dollars) of ATM Shares. The ATM Shares sold under the 2024 ATM Program, if any, will be sold at the prevailing market price on the TSX or the NYSE, as applicable, at the time of sale. Sales of ATM Shares will be made pursuant to the terms of an equity distribution agreement dated December 20, 2024. Unless earlier terminated by the Company or the agents as permitted therein, the 2024 ATM Program will terminate upon the earlier of: (a) the date that the aggregate gross sales proceeds of the ATM Shares sold under the 2024 ATM Program reaches the aggregate amount of US$50 million (or the equivalent in Canadian dollars); or (b) December 24, 2025.

GoldMining Inc. Notes to Consolidated Financial Statements As at November 30, 2024 and 2023 (Expressed in thousands of Canadian dollars unless otherwise stated)

During the year ended November 30, 2024, the Company issued 10,873,320 (2023: 16,950,153) common shares under the 2023 ATM Program for gross proceeds of $13,114 (2023: $22,769), with aggregate commissions paid to agents of $328 (2023: 570).

10.2	Reserves

	Restricted Share Rights ($)	Share Options ($)	Warrants ($)	Total ($)
Balance at November 30, 2022	35	8,354	3,541	11,930
Options exercised	-	(805)	-	(805)
Restricted share rights vested	(416)	-	-	(416)
Share-based compensation	381	2,403	-	2,784
Balance at November 30, 2023	-	9,952	3,541	13,493
Options exercised	-	(967)	-	(967)
Restricted share rights vested	(505)	-	-	(505)
Share-based compensation	523	1,506	-	2,029
Balance at November 30, 2024	18	10,491	3,541	14,050

10.3         Share Options

The Company's share option plan (the "Option Plan") was approved by the Board of Directors of the Company (the "Board") on January 28, 2011, and amended and restated on October 30, 2012, October 11, 2013, October 18, 2016, April 5, 2019 and March 14, 2022.  The Option Plan, as amended and restated, was affirmed, ratified and approved by the Company's shareholders in accordance with its terms at the Annual General and Special Meeting held on May 19, 2022.

The following outlines movements of the Company's Options:

	Number of Options	Weighted Average Exercise Price ($)
Balance at November 30, 2022	14,003,075	1.61
Granted	3,700,000	1.10
Exercised(1)	(2,377,000)	0.92
Cancelled/Forfeited	(17,500)	1.83
Expired	(363,380)	1.45
Balance at November 30, 2023	14,945,195	1.60
Granted	2,763,234	1.19
Exercised(2)	(2,029,500)	1.05
Expired	(197,500)	1.02
Balance at November 30, 2024	15,481,429	1.61

(1)

During the year ended November 30, 2023, the Company issued 2,371,493 common shares at weighted average trading prices of $1.22. The common shares were issued pursuant to the exercise of 2,377,000 share options, of which 1,993 common shares were issued pursuant to the exercise of 7,500 share options on a net exercise basis.

(2)

During the year ended November 30, 2024, the Company issued 271,189 common shares at weighted average trading prices of $1.20. The common shares were issued pursuant to the exercise of 2,029,500 share options, of which 237,189 common shares were issued pursuant to the exercise of 1,995,500 share options on a net exercise basis.

GoldMining Inc. Notes to Consolidated Financial Statements As at November 30, 2024 and 2023 (Expressed in thousands of Canadian dollars unless otherwise stated)

The fair value of Options granted was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	Year ended November 30, 2024	Year ended November 30, 2023
Risk-free interest rate	3.18%	4.18%
Expected life (years)	2.87	2.87
Expected volatility	46.66%	52.75%
Expected dividend yield	0.00%	0.00%
Estimated forfeiture rate	3.69%	3.00%

A summary of Options outstanding and exercisable as of November 30, 2024, are as follows:

			Options Outstanding			Options Exercisable
Exercise Prices			Number of Options Outstanding	Weighted Average Exercise Price ($)	Weighted Average Remaining Contractual Life (years)	Number of Options Exercisable	Weighted Average Exercise Price ($)	Weighted Average Remaining Contractual Life (years)
$1.05	-	$1.09	3,512,500	1.09	3.93	2,618,750	1.09	3.93
$1.10	-	$1.59	3,113,234	1.22	4.63	1,121,617	1.26	4.12
$1.60	-	$1.82	4,083,000	1.60	2.98	4,083,000	1.60	2.98
$1.83	-	$2.00	2,657,695	1.83	1.95	2,657,695	1.83	1.95
$2.01	-	$3.38	2,115,000	2.77	1.01	2,115,000	2.77	1.01
			15,481,429	1.61	3.08	12,596,062	1.71	2.73

The fair value of the Options recognized as share-based compensation expense during the year ended November 30, 2024, was $1,506 (2023: $2,403), using the Black-Scholes option pricing model.

10.4         Restricted Share Rights

The Company's restricted share plan (the "RSP") was approved by the Board of Directors of the Company (the "Board") on November 27, 2018. Pursuant to the terms of the RSP, the Board may designate directors, senior officers, employees and consultants of the Company, eligible to receive RSRs to acquire such number of GoldMining Shares as the Board may determine, in accordance with the restricted periods schedule during the recipient's continual service with the Company. There are no cash settlement alternatives. The RSP was approved by the Company's shareholders in accordance with its term at the Company's annual general meeting held on May 25, 2019.

GoldMining Inc. Notes to Consolidated Financial Statements As at November 30, 2024 and 2023 (Expressed in thousands of Canadian dollars unless otherwise stated)

The RSRs vest in accordance with the vesting schedule during the recipient's continual service with the Company. The Company classifies RSRs as equity instruments since the Company has the ability and intent to settle the awards in common shares. The compensation expense for standard RSRs is calculated based on the fair value of each RSR as determined by the closing value of the Company's common shares at the date of the grant. The Company recognizes compensation expense over the vesting period of the RSR.  The Company expects to settle RSRs, upon vesting, through the issuance of common shares from treasury.

The following outlines movements of the Company's RSRs:

	Number of RSRs	Weighted Average Value ($)
Balance at November 30, 2022	229,426	1.61
Granted	403,700	1.23
Vested	(266,596)	1.56
Balance as at November 30, 2023	366,530	1.23
Granted	811,298	1.19
Vested(1)	(412,663)	1.23
Balance at November 30, 2024	765,165	1.19

(1)	Common shares pertaining to 74,375 RSRs which vested during the year ended November 30, 2024 were issued on December 2, 2024.

The fair value of the RSRs recognized as share-based compensation expense during the year ended November 30, 2024 was $523 (2023: $381).

11.	Non-Controlling Interests

11.1         U.S. GoldMining equity transactions

As at November 30, 2024, GoldMining held 9,878,261 U.S. GoldMining Shares, or approximately 79.4% of U.S. GoldMining's outstanding common shares, and 122,490 U.S. GoldMining Warrants and has common management and a common director of GoldMining. The Company concluded that subsequent to U.S. GoldMining's Offering, it has control over U.S. GoldMining and as a result, continues to consolidate the entity. U.S. GoldMining's earnings and losses are included in GoldMining's consolidated statements of comprehensive loss, with net loss and comprehensive loss attributable to U.S. GoldMining separately disclosed as being attributable to Non-Controlling Interests ("NCI"). The NCI in U.S. GoldMining's net assets is reflected in the consolidated statements of financial position and the consolidated statements of changes in equity. The NCI in these consolidated financial statements of $1,402 as at November 30, 2024 solely relates to U.S. GoldMining.

GoldMining Inc. Notes to Consolidated Financial Statements As at November 30, 2024 and 2023 (Expressed in thousands of Canadian dollars unless otherwise stated)

The following table shows the assets and liabilities of U.S. GoldMining:

November 30,
2024
($)
Assets
Cash and cash equivalents	5,544
Restricted cash	122
Prepaid expenses and deposits	278
Other receivables	36
Other assets	49
Land, property and equipment	1,565
Exploration and evaluation assets	83
7,677

Liabilities
Accounts payable and accrued liabilities	458
Withholdings taxes payable	253
Rehabilitation provisions	446
Lease liability	160
Due to related parties	2
1,319

Refer to segmented information Note 16 for the breakdown of U.S. GoldMining's net loss.

The following table summarizes U.S. GoldMining's cash flow activities during the years ended November 30, 2024 and 2023:

	For the year ended	For the year ended
	November 30,	November 30,
	2024	2023
	($)	($)
Cash used in operating activities	(10,506)	(12,657)
Cash used in investing activities	(235)	(1,328)
Cash generated from financing activities	600	29,491

Effect of exchange rate changes on cash	228	-

Net increase (decrease) in cash and cash equivalents and restricted cash	(9,913)	15,506
Cash and cash equivalents and restricted cash
Beginning of year	15,579	73
End of year	5,666	15,579

U.S. GoldMining Initial Public Offering

On April 19, 2023, U.S. GoldMining entered into an underwriting agreement for an offering of 2,000,000 units of U.S. GoldMining (the "Units") at a price of US$10.00 per Unit. Each Unit consists of one common share and one common share purchase warrant, and each common share purchase warrant entitles the holder to acquire a common share at a price of US$13.00 per share until April 24, 2026.

On April 24, 2023, U.S. GoldMining issued 2,000,000 Units at a price of US$10.00 per Unit for gross proceeds of $27.1 million (US$20.0 million), which included GoldMining's purchase of 122,490 Units in the Offering for total consideration of $1.7 million (US$1.2 million). In connection with the Offering, U.S. GoldMining incurred securities issuance costs of $1.3 million (US$1.0 million), of which $0.9 million (US$0.7 million) represented cash fees paid to the Underwriters.

GoldMining Inc. Notes to Consolidated Financial Statements As at November 30, 2024 and 2023 (Expressed in thousands of Canadian dollars unless otherwise stated)

As a result of the transaction, the Company recorded a dilution gain in equity of $20,514 during the year ended November 30, 2023.

U.S. GoldMining At-the-Market Equity Program

On May 15, 2024, U.S. GoldMining entered into an At-the-Market Offering Agreement with a syndicate of agents for an ATM facility (the "U.S. GoldMining ATM Program"). Pursuant to the U.S. GoldMining ATM Program, U.S. GoldMining may sell up to US$5.5 million of U.S. GoldMining Shares from time to time through the sales agents. A fixed cash commission rate of 2.5% of the gross sales price per share sold under the U.S. GoldMining ATM Program will be payable to the agents in connection with any such sales.

The securities that may be offered under the U.S. GoldMining ATM Program have not been and will not be qualified by a prospectus for the offer or sale to the public in Canada under applicable Canadian securities laws.

During the year ended November 30, 2024, U.S. GoldMining sold 45,699 common shares under the U.S. GoldMining ATM Program, for gross proceeds of $656 (US$0.48 million). As a result, the Company recorded a dilution gain in equity of $511, or $496 net of agents' fees and issuance costs.

11.2	U.S. GoldMining Stock Options

On February 6, 2023, U.S. GoldMining adopted a long-term incentive plan ("2023 Incentive Plan"). The 2023 Incentive Plan provides for the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock units, performance awards, restricted stock awards and other cash and equity-based awards.

The following outlines the movements in U.S. GoldMining's stock options:

	Number of Options		Weighted Average Exercise Price (US$)
Balance at November 30, 2022	-		-
Granted	82,500		10.00
Balance at November 30, 2023	82,500		10.00
Granted	106,050		10.00
Forfeited	(3,000)		10.00
Balance at November 30, 2024	185,550	(1)	10.00

(1) As at November 30, 2024, outstanding U.S. GoldMining stock options have a weighted average remaining contractual life of 3.88 years.

GoldMining Inc. Notes to Consolidated Financial Statements As at November 30, 2024 and 2023 (Expressed in thousands of Canadian dollars unless otherwise stated)

The fair value of U.S. GoldMining stock options granted were estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	Year ended November 30, 2024	Year ended November 30, 2023
Risk-free interest rate	4.45%	3.47%
Expected life (years)	3.00	3.00
Expected volatility(1)	54.94%	61.34%
Expected dividend yield	0.00%	0.00%
Estimated forfeiture rate	0.00%	0.00%

(1) As there is limited trading history of U.S. GoldMining's common shares prior to the date of grant, the expected volatility is based on the historical share price volatility of a group of comparable companies in the sector U.S. GoldMining operates over a period similar to the expected life of the stock options.

During the year ended November 30, 2024, U.S. GoldMining recognized share-based compensation expense of $248 (2023: $344) for stock options granted by U.S. GoldMining.

11.3	U.S. GoldMining Restricted Shares

On September 23, 2022, U.S. GoldMining adopted an equity incentive plan (the "Legacy Incentive Plan"). The Legacy Incentive Plan provides for the grant of restricted stock awards.

On September 23, 2022, U.S. GoldMining granted awards of an aggregate of 635,000 shares of performance based restricted shares (the "Restricted Shares") of common stock under the Legacy Incentive Plan to certain of U.S. GoldMining's and GoldMining's executive officers, directors and consultants, the terms of which were amended on May 4, 2023.

The Restricted Shares are subject to restrictions that, among other things, prohibit the transfer thereof until certain performance conditions are met. In addition, if such conditions are not met within applicable periods, the restricted shares will be deemed forfeited and surrendered by the holder thereof to U.S. GoldMining without the requirement of any further consideration. During the year ended November 30, 2024, performance conditions were met for 95,250 Restricted Shares which were released (November 30, 2023 - 285,750 Restricted Shares were released). As at November 30, 2024, 254,000 Restricted Shares remain outstanding, subject to certain performance conditions.

During the year ended November 30, 2024, U.S. GoldMining recognized share-based compensation expense of $21 (2023: $74), related to U.S. GoldMining's Restricted Shares.

GoldMining Inc. Notes to Consolidated Financial Statements As at November 30, 2024 and 2023 (Expressed in thousands of Canadian dollars unless otherwise stated)

11.4	U.S. GoldMining Warrants

The following outlines the movements in U.S. GoldMining's common stock purchase warrants:

	Number of Warrants	Weighted Average Exercise Price (US$)
Balance at November 30, 2022	-	-
Common stock purchase warrants issued at the IPO	2,000,000	13.00
Exercised	(258,708)	13.00
Balance at November 30, 2023	1,741,292	13.00
Exercised	(300)	13.00
Balance at November 30, 2024	1,740,992 (1)	13.00

(1) As at November 30, 2024, outstanding U.S. GoldMining common stock purchase warrants have a weighted average remaining contractual life of 1.40 years.

12.	Capital Risk Management

The Company's objectives are to safeguard the Company's ability to continue as a going concern in order to support the Company's normal operating requirements, continue the exploration of its mineral properties and to maintain a flexible capital structure which optimizes the costs of capital at an acceptable risk.

The Company manages its capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Company may issue new shares, issue new debt, or acquire or dispose of assets, including long-term investments.

At November 30, 2024, the Company's capital structure consists of the equity of the Company (Note 10). The Company is not subject to any externally imposed capital requirements. In order to maximize ongoing development efforts, the Company does not pay dividends.

13.	Financial Instruments

The Company's financial assets include cash and cash equivalents, restricted cash, other receivables, short-term investment, reclamation deposits and long-term investments. The Company's financial liabilities include accounts payable and accrued liabilities, due to joint venture and due to related parties. The Company uses the following hierarchy for determining and disclosing fair value of financial instruments:

●	Level 1: quoted (unadjusted) prices in active markets for identical assets or liabilities.
●	Level 2: other techniques for which all inputs have a significant effect on the recorded fair value which are observable, either directly or indirectly.
●	Level 3: techniques which use inputs that have a significant effect on the recorded fair value that are not based on observable market data.

The Company's cash and cash equivalents, restricted cash, other receivables, accounts payable and accrued liabilities, due to joint venture and due to related parties approximate fair value due to their short terms to settlement. The Company's short-term investments and long-term investments in common shares of equity securities are measured at fair value on a recurring basis and classified as Level 1 within the fair value hierarchy. The fair value of short-term and long-term investments is based on the quoted market price of the short-term and long-term investments. The fair value of warrants to purchase shares in NevGold were initially determined on a residual basis and subsequently measured using the Black-Scholes valuation model. The significant inputs used are readily available in public markets and therefore have been classified as level 2. Inputs used in the Black-Scholes model for the valuation of the warrants include risk-free interest rate, volatility, and dividend yield.

GoldMining Inc. Notes to Consolidated Financial Statements As at November 30, 2024 and 2023 (Expressed in thousands of Canadian dollars unless otherwise stated)

13.1	Financial Risk Management Objectives and Policies

The financial risk arising from the Company's operations are currency risk, interest rate risk, credit risk, liquidity risk and equity price risk. These risks arise from the normal course of operations and all transactions undertaken are to support the Company's ability to continue as a going concern. The risks associated with the Company's financial instruments and the policies on how the Company mitigates these risks are set out below. Management manages and monitors these exposures to ensure appropriate measures are implemented in a timely and effective manner.

13.2	Currency Risk

The Company's operating expenses and acquisition costs are denominated in United States dollars, the Brazilian Real, the Colombian Peso and Canadian dollars. The exposure to exchange rate fluctuations arises mainly on foreign currencies against the Company and its subsidiaries functional currencies. The Company has not entered into any derivative instruments to manage foreign exchange fluctuations; however, management monitors foreign exchange exposure.

The Canadian dollar equivalents of the Company's foreign currency denominated monetary assets are as follows:

	As at November 30,	As at November 30,
	2024	2023
	($)	($)
Assets
United States Dollar	46,417	60,652
Brazilian Real	27	30
Colombian Peso	428	546
Total	46,872	61,228

The Canadian dollar equivalent of the Company's foreign currency denominated monetary liabilities are solely in United States Dollars and total $288.

The impact of a Canadian dollar change against the United States dollar on the investment in GRC by 10% at November 30, 2024 would have an impact, net of tax, of approximately $3,366 on other comprehensive loss for the year ended November 30, 2024. The impact of a Canadian dollar change of 10% against the United States dollar on the Company's other financial instruments based on balances at November 30, 2024 would have an impact of $722 on net loss for the year ended November 30, 2024.

13.3	Interest Rate Risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate due to changes in interest rates. The Company's exposure to interest rate risk is limited as it has no long-term debt. The Company's exposure to interest rate risk arises from the impact of interest rates on its cash and cash equivalents, restricted cash and term deposits, which bear interest at fixed rates. The interest rate risks on the Company's cash and cash equivalents and restricted cash are minimal. The Company has not entered into any derivative instruments to manage interest rate fluctuations.

13.3	Credit Risk

Credit risk is the risk of an unexpected loss if a customer or third party to a financial instrument fails to meet its contractual obligations. Credit risk for the Company is primarily associated with the Company's bank balances.

GoldMining Inc. Notes to Consolidated Financial Statements As at November 30, 2024 and 2023 (Expressed in thousands of Canadian dollars unless otherwise stated)

The Company mitigates credit risk associated with its bank balances by holding cash and cash equivalents and restricted cash in excess of the amount of government deposit insurance with Schedule I chartered banks in Canada and their United States affiliates. Substantially all of our cash and cash equivalents held with financial institutions exceeds government-insured limits. The Company's maximum exposure to credit risk is equivalent to the carrying value of its cash and cash equivalents and restricted cash in excess of the amount of government deposit insurance coverage for each financial institution. In order to mitigate its exposure to credit risk, the Company closely monitors its financial institutions.

13.5	Liquidity Risk

Liquidity risk is the risk that the Company will not be able to settle or manage its obligations associated with financial liabilities.  To manage liquidity risk the Company closely monitors its liquidity position and ensures it has adequate sources of funding to finance its projects and operations.  As at November 30, 2024, the Company has working capital (current assets less current liabilities) of $9,081.  The Company's other receivables, prepaid expenses, deposits, accounts payable and accrued liabilities, due to joint venture, due to related parties, lease liabilities and withholding taxes payable are expected to be realized or settled within a one-year period. U.S. GoldMining's cash and cash equivalents and restricted cash of $5,666 and other assets of $2,011 are not available for use by GoldMining or other subsidiaries of GoldMining (Note 11.1).

The Company has current cash and cash equivalent balances, access to its 2024 ATM Program, whereby the Company has the ability to issue shares for cash, and ownership of liquid assets at its disposal.

As of November 30, 2024, the Company owns 9.88 million shares and 0.12 million warrants of NASDAQ listed U.S. GoldMining, 21.53 million shares of NYSE listed Gold Royalty Corp. and 26.67 million shares of NevGold with the following fair values:

Equity Holdings	Fair Value
U.S. GoldMining	$168.1 million (US$120.0 million)(1)
Gold Royalty Corp.	$38.9 million (US$27.8 million)
NevGold	$6.7 million

(1)Includes fair value of 0.12 million warrants held by the Company

GoldMining believes that its cash on hand, ability to enter into future borrowings collateralized by the U.S. GoldMining, GRC and NevGold shares and access to its 2024 ATM Program will enable the Company to meet its working capital requirements for the next twelve months commencing from the date that the consolidated financial statements are issued.

13.6	Equity Price Risk

The Company is exposed to equity price risk as a result of holding its long-term investments. The Company does not actively trade its long-term investments. The equity prices of its long-term investments are impacted by various underlying factors including commodity prices. Based on the Company's long-term investments held as at November 30, 2024, a 10% change in the equity prices of its long-term investments would have an impact, net of tax, of approximately $3,366 on other comprehensive loss for the year ended November 30, 2024.

GoldMining Inc. Notes to Consolidated Financial Statements As at November 30, 2024 and 2023 (Expressed in thousands of Canadian dollars unless otherwise stated)

14.	Income Tax

14.1	Income taxes

	For the year ended
	November 30, 2024	November 30, 2023
	($)	($)
Current income tax expense	1,932	-
Deferred income tax expense	168	4,900
Income tax expense	2,100	4,900

A reconciliation of the provision for income taxes computed at the combined Canadian federal and provincial statutory rate to the provision for income taxes as shown in the consolidated statements of comprehensive loss for the years ended November 30, 2024 and 2023 is as follows:

	For the year ended
	November 30, 2024	November 30, 2023
	($)	($)
Net loss for the year	(25,247)	(25,549)
Canadian statutory income tax rate	27.00%	27.00%
Expected tax recovery	(6,817)	(6,898)
Non-deductible permanent differences	1,645	2,392
Future withholding taxes	240	-
Change in unrecognized deferred tax assets	7,364	8,982
Other	(332)	424
Tax expense for the year	2,100	4,900

14.2	Deferred Income Tax Assets and Liabilities

Deductible temporary differences and unused tax losses for which no deferred tax assets have been recognized are attributable to the following:

	As at November 30,	As at November 30,
	2024	2023
	($)	($)
Non-capital loss carry-forward	13,479	8,520
Mineral properties	2,871	878
Others	1,206	794
Unrecognized deferred tax assets	17,556	10,192

	As at November 30,	As at November 30,
	2024	2023
	($)	($)
Deferred tax assets (liabilities)
Long-term investments	(4,421)	(5,277)
Non-capital losses carry-forward	4,421	5,277
Future withholding tax	(246)	-
Others	-	(904)
Net deferred tax liabilities	(246)	(904)

GoldMining Inc. Notes to Consolidated Financial Statements As at November 30, 2024 and 2023 (Expressed in thousands of Canadian dollars unless otherwise stated)

Deferred tax assets that can not be offset against deferred tax liabilities have not been recognized in the consolidated financial statements, as management does not consider it more likely than not that those assets will be realized in the near future.

The Company has non-capital losses which may be carried-forward to reduce taxable income in future years. As at November 30, 2024, the Company has non-capital losses of $50,587 in Canada which will expire between 2029 and 2044. The Company has non-capital losses of $14,986 in the United States of which $1,256 will expire between 2035 and 2038 and $13,730 may be carried forward indefinitely.

15.	Related Party Transactions

15.1	Related Party Transactions

Related party transactions not disclosed elsewhere in the consolidated financial statements are as follows:

●

During the year ended November 30, 2024, the Company incurred $384 (2023: $325) in general and administrative expenses related to website design, video production, website hosting services and marketing services paid to Blender Media Inc., a company controlled by a direct family member of one of the Company's Co-Chairmen. As at November 30, 2024, prepaid expenses includes $nil (November 30, 2023: $230) in service fees paid to Blender Media.

Related party transactions are based on the amounts agreed to by the parties. During the year ended November 30, 2024, the Company did not enter into any contracts or undertake any commitment or obligation with any related parties other than as disclosed herein.

15.2	Transactions with Key Management Personnel

Key management personnel are persons responsible for planning, directing and controlling the activities of an entity and include management and directors' fees and share-based compensation, which are described below for the year ended November 30, 2024:

	For the year ended
	November 30,	November 30,
	2024	2023
	($)	($)
Management fees	295	280
Director and officer fees	632	564
Share-based compensation	1,135	1,719
Total	2,062	2,563

As at November 30, 2024, $274 was payable to key management personnel for services provided to the Company (November 30, 2023: $239). Compensation is comprised entirely of salaries, fees and similar forms of remuneration and directors' fees. Management includes the Chief Executive Officer and the Chief Financial Officer.

16.	Segmented Information

The Company conducts its business in the acquisition, exploration and development of mineral properties as two operating segments, with U.S. GoldMining being one distinct operating segment, and all other subsidiaries, or "Others" being the second operating segment. The Company operates in five principal geographical areas: Canada (country of domicile), Brazil, United States, Colombia and Peru.

GoldMining Inc. Notes to Consolidated Financial Statements As at November 30, 2024 and 2023 (Expressed in thousands of Canadian dollars unless otherwise stated)

The Company's total non-current assets, total liabilities and operating loss by geographical location are detailed below:

	Total non-current assets
	As at November 30,	As at November 30,
	2024	2023
	($)	($)
Canada	54,308	59,488
Colombia	31,414	30,139
Brazil	11,936	13,977
Peru	7,470	7,135
United States	2,517	2,412
Total	107,645	113,151

	Total operating loss
	For the year ended
	November 30, 2024	November 30, 2023
	($)	($)
Canada	14,288	10,868
United States	7,506	9,882
Brazil	1,961	2,932
Colombia	1,483	1,355
Peru	338	237
Total	25,576	25,274

The Company's total assets, liabilities, operating loss and net loss for its two operating segments, U.S. GoldMining and others are detailed below:

	Total assets		Total liabilities
	As at November 30,	As at November 30,	As at November 30,	As at November 30,
	2024	2023	2024	2023
	($)	($)	($)	($)
U.S. GoldMining(1)	8,707	18,862	1,319	1,272
Others(2)	112,254	118,016	4,481	3,193
Total	120,961	136,878	5,800	4,465

GoldMining Inc. Notes to Consolidated Financial Statements As at November 30, 2024 and 2023 (Expressed in thousands of Canadian dollars unless otherwise stated)

	For the year ended November 30, 2024			For the year ended November 30, 2023
	U.S. GoldMining(1)	Others(2)	Total	U.S. GoldMining(1)	Others(2)	Total
	($)	($)	($)	($)	($)	($)
Expenses
Consulting fees	12	404	416	18	307	325
Depreciation	219	112	331	55	147	202
Directors' fees, employee salaries and benefits	462	1,935	2,397	344	1,827	2,171
Exploration expenses	8,009	2,453	10,462	6,828	1,882	8,710
General and administrative	1,989	6,326	8,315	3,059	4,418	7,477
Professional fees	989	1,026	2,015	2,249	1,584	3,833
Share-based compensation	269	2,029	2,298	497	2,790	3,287
Share of loss on investment in associate	-	1,458	1,458	-	116	116
Share of loss on investment in joint venture	-	70	70	-	40	40
Impairment of exploration and evaluation assets	-	74	74	-	1,809	1,809
Recovery on the receipt of mineral property option payments	-	(2,260)	(2,260)	-	(2,696)	(2,696)
	11,949	13,627	25,576	13,050	12,224	25,274
Operating loss	(11,949)	(13,627)	(25,576)	(13,050)	(12,224)	(25,274)

Other items
Dividend income	-	-	-	-	856	856
Unrealized loss on long-term investments	-	-	-	-	(180)	(180)
Loss on modification of margin loan	-	-	-	-	(422)	(422)
Interest income	598	112	710	577	80	657
Other income (loss)	(18)	(23)	(41)	(14)	38	24
Financing costs	(19)	(30)	(49)	-	(1,266)	(1,266)
Net foreign exchange gain (loss)	(4)	(287)	(291)	(1)	57	56
Net loss for the year before taxes	(11,392)	(13,855)	(25,247)	(12,488)	(13,061)	(25,549)
Current income tax expense	(7)	(1,925)	(1,932)	(7)	7	-
Deferred income tax expense	-	(168)	(168)	-	(4,900)	(4,900)
Net loss for the year before taxes	(11,399)	(15,948)	(27,347)	(12,495)	(17,954)	(30,449)

(1) Consists of U.S. GoldMining Inc. and its wholly owned subsidiary US GoldMining Canada Inc.

(2) Others consists of GoldMining Inc. and all of its subsidiaries, excluding U.S. GoldMining Inc. and US GoldMining Canada.

17.	Commitments

Boa Vista Joint Venture Project

The Company holds an 84.05% interest in Boa Vista Gold Inc. ("BVG"), a corporation formed under the laws of British Virgin Islands, which holds the rights to the Boa Vista Gold Project (the "Boa Vista Project") located in Pará State, Brazil.

Pursuant to the terms of a shareholder's agreement among Brazilian Gold Corp ("BGC"), a subsidiary of the Company, D'Gold Mineral Ltda. ("D'Gold"), a former joint venture partner of BVG, and Majestic D&M Holdings LLC ("Majestic"), dated January 21, 2010, as amended on May 25, 2011, June 24, 2011 and November 15, 2011, a 1.5% net smelter return royalty is payable to D'Gold and a further 1.5% net smelter return royalty is payable by BVG to Majestic if Majestic's holding in BVG drops below 10%.

Pursuant to a mineral rights acquisition agreement, as amended, relating to the project, Golden Tapajós Mineração Ltda. ("GT"), a subsidiary of BVG, was required to pay R$3,620,000 in September 2018 to the counterparty thereunder. This was subsequently amended, whereby GT paid R$220,000 ($61) in December 2023 to maintain the option to acquire 100% of the Boa Vista Project mineral rights. The due date to pay the remaining balance of R$3,000,000 ($820) (the "Final Payment") was June 30, 2024. GT can now extend the option to make the Final Payment for an additional year on an annual basis by paying a fixed rate of 7% of the remaining balance on or before June 30 of each year. In June 2024, GT extended the option to make the Final Payment to June 30, 2025 by making a payment of R$210,000 ($52).

In addition, GT must make a bonus payment of US$1,500,000 if GT defines NI 43-101 compliant proven and probable gold reserves in excess of three million gold ounces, with the payment payable within 30 days of the commencement of mine production in accordance with its terms.

GoldMining Inc. Notes to Consolidated Financial Statements As at November 30, 2024 and 2023 (Expressed in thousands of Canadian dollars unless otherwise stated)

Surubim Project

Altoro Agreement– Surubim Property

Pursuant to an option agreement between the Company's subsidiary and Altoro Mineração Ltda. dated November 5, 2010, as amended on December 3, 2010 and December 14, 2012, the Company's subsidiary was granted the option to acquire certain exploration licenses for aggregate consideration of US$850,000. Pursuant to this agreement, a cash payment of US$650,000 is payable upon the National Mining Agency (Agência Nacional de Mineração or ANM) granting a mining concession over certain exploration concessions.

La Mina Project

The La Mina Gold-Copper Project hosts the La Mina concession contract and the contiguous La Garrucha concession contract. In December 2023, the Company received the fully executed resolution from the mining authority approving the integration of both concession contracts into a single concession. Surface rights over a portion of the La Garrucha concession contract are subject to a surface rights lease agreement and an option agreement. The Company completed the terms of the agreement required to lease the surface rights over a portion of the La Garrucha concession contract in December 2022.

In addition, pursuant to an option agreement entered into by the Company's subsidiary on November 18, 2016, amended April 4, 2017, November 5, 2018, July 10, 2020, September 27, 2022, May 10, 2024 and September 13, 2024, the Company's subsidiary can acquire surface rights over a portion of the La Garrucha concession by making a final payment of US$100,000 on or before October 15, 2025.

The following table summarizes the Company's contractual obligations (excluding commitments for long-term leases disclosed as lease liabilities) as at November 30, 2024, including payments due for each of the next five years and thereafter.

	Amount ($)
Due within 1 year	206
1 – 3 years	178
3 – 5 years	74
More than 5 years	-
Total	458	(1)

(1) Includes $5 related to low value assets, $113 related to short-term leases and $340 related to non-lease components of operating leases on the date of initial application.

The Company's commitments related to long-term leases at the date of initial application, that do not relate to low value assets or non-lease components of operating leases, are disclosed as lease liabilities.

18.	Subsequent Events

Subsequent to November 30, 2024, the Company had sales of 1,118,400 ATM Shares under the 2024 ATM Program for gross proceeds of approximately $1.29 million, with aggregate commissions paid or payable to the Agents and other share issue costs of approximately $0.03 million.

Subsequent to November 30, 2024, U.S. GoldMining granted 140,500 stock options and 15,050 restricted stock units to certain of its officers, employees and consultants under its 2023 Incentive Plan. The stock options are exercisable for a period of five years from the grant date, vest over an 18 month period and have an exercise price of US$10. The restricted stock units vest over a 1 year period and have a fair value of US$8.32 per restricted stock unit.